Exhibit 99.1

MMI Associates, Inc.

7406-H Chapel Hill Road

Raleigh, NC 27607

(919) 233-6600 • (919) 233-0300 (fax)

patty@mmimarketing.com

For Immediate Release	Contact: Patty Briguglio (919) 233-6600

Ray Vaughn Joins Crescent State Bank

Local Bank Names Chief Operating Officer

Cary, NC – Michael G. Carlton, President of Crescent State Bank, a wholly owned subsidiary of Crescent Financial Corporation, (Nasdaq National Market: CRFN), has named Ray D. Vaughn as Senior Vice President and Chief Operating Officer. With 29 years of banking experience, Vaughn will assist senior management in executing bank strategies, as well as manage commercial, consumer and day-to-day banking operations.

“Ray has extensive experience in the banking industry,” said Carlton. “He will be a great asset to Crescent State Bank.”

About Ray D. Vaughn:

Ray Vaughn has 29 years of banking experience including senior management positions at Bank of America and Wachovia Bank. He graduated from North Carolina State University, and completed the North Carolina School of Banking program, the Senior Management Development Program of Duke University’s Fuqua School of Business and the Young Executives Institute of the University of North Carolina. Vaughn, a Raleigh resident, is active in many civic and community organizations including Leadership North Carolina, the Greater Raleigh Chamber of Commerce and the WakeMed Foundation.

About Crescent State Bank:

Crescent State Bank is a wholly owned subsidiary of Crescent Financial Corporation. The Bank opened in December 1998 to cater to the financial needs of the communities it serves. The bank has total assets of approximately $405 million, deposits of approximately $313 million, and loans of $318 million as of September 30, 2005, with nine full service banking offices in the communities of Cary (2), Apex, Clayton, Garner, Holly Springs, Sanford, Southern Pines, and Pinehurst, North Carolina, and a loan production office in Raleigh.

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Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Crescent Financial Corporation’s recent filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K and its other periodic reports.

Media and Press Contacts:

MMI Associates, Inc.

Patty Briguglio

919-233-6600

Patty@mmimarketing.com